EMPLOYMENT AGREEMENT

BETWEEN:	MOHAWK CARPET, LLC, a Delaware limited liability company with its principal place of business located at 160 S. Industrial Boulevard, Calhoun, Georgia 30701, hereinafter referred to as “the Company”;

AND:	PAUL F. DE COCK, an individual, hereinafter referred to as “the Executive”.

PREAMBLE

Executive was recently appointed to serve as President—Flooring North America of Mohawk Industries, Inc. (“Mohawk”), which is the ultimate parent company of the Company. Executive and the Company desire to enter into this Employment Agreement (the “Agreement”) to memorialize the terms of Executive’s employment with the Company:

IT HAS BEEN AGREED AS FOLLOWS:

1    Object

1.1
The Executive shall be employed as President—Flooring North America. In his capacity as President—Flooring North America, Executive will report directly to W. Christopher Wellborn, President and Chief Operating Officer of Mohawk, or his designee or successor (the “COO”).

1.2	During his employment, Executive shall have the duties, responsibilities and authority commensurate with such position and such other duties as may be assigned to him by the COO.

1.3
During his employment, and excluding any periods of vacation or sick leave to which Executive is entitled, Executive agrees to (i) devote substantially all of his business effort, time, energy, and skill to fulfill his employment duties; (ii) faithfully, loyally and diligently perform such duties, subject to the control and supervision of the COO; and (iii) diligently follow and implement all lawful management policies and decisions of the Company or of Mohawk that are communicated to Executive.

1.4
During his employment with the Company, Executive shall not be engaged in or provide services to any other business or enterprise (whether engaged in for profit or not) which interfere with his obligations to the Company under this Agreement.

2    Duration

2.1
This Agreement is for an indefinite term and the employment of the Executive is at-will. The Company may terminate the Agreement at any time by providing written notice to the Executive. The Executive may terminate the agreement by providing six months’ prior written notice to the Company.

2.2
If the Company terminates the Agreement for any reason other than as set forth in Section 2.3 or if the Executive terminates the Agreement for Good Reason, the Company shall pay an amount equal to two times the Base Salary (as defined below) plus two times the Target Bonus Amount (the “Termination Payment”). The Target Bonus Amount means the Annual Cash Bonus that would have been paid to the Executive at the target level for the year of termination if the termination had not occurred. The Termination Payment shall be payable quarterly in 8 equal installments, beginning on the date of such termination. “Good Reason” shall mean (i) a reduction in the Base Salary or Annual Cash Bonus opportunity as specified in Section 3.1 or 3.2, respectively (ii) a material diminution in Executive’s duties or responsibilities, or (iii) a material breach of this Agreement by the Company.

2.3	This contract may, immediately and without notice or indemnity, be terminated by the Company for serious cause.

The following will be considered a serious cause entitling the Company to terminate the present agreement without any indemnity:

(i)    the commission of a criminal offence;

(ii)    fraud or embezzlement;

(iii)
the failure to comply with or the breach of any of the material terms and conditions of the Agreement and/or the Company’s or Mohawk’s policies within thirty (30) days after written notification of such non-compliance if such failures or breaches are capable of remedy. If the default or breach is not capable of remedy, the Agreement can be terminated without prior notification;

(iv)	the willful or gross neglect of the duties under the Agreement and/or the willful or gross misconduct in the performance of such duties.

2.4
In order to receive the Termination Payment, Executive must comply with his obligations set forth in Section 8 and execute a full and general release in favor of the Company and its affiliates within approximately 21 days of the termination of his employment.

2.5
Subject to Section 3.6, Executive’s employment shall terminate automatically upon Executive’s death, in which case the Company shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of any accrued portion of the Base Salary.

2.6
If the company determines in good faith that the Executive has a Disability (as defined below), it may give Executive written notice of its intent to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day alter receipt of such written notice by Executive, provided that, within the thirty (30) days after such receipt, Executive shall not have returned to work performing his essential job functions, with or without reasonable accommodation. As used in this Agreement, Disability shall mean the inability of Executive to perform the essential functions of his job, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months. At the request of Executive or his personal representative, the Company’s determination that the Disability of Executive has occurred shall be certified by a physician mutually agreed upon by Executive, or his personal representative, and the Company. Subject to Section 3.6, if Executive’s employment is terminated by reason of his Disability, the Company shall have no further obligations to Executive under this Agreement, other than for payment of any accrued portion of the Base Salary.

3.	Compensation and Benefits

3.1
The Company will pay to Executive a base salary at the rate of U.S. $640,000 per year (“Base Salary”), less normal withholdings, payable twice monthly in 24 equal installments or other installments as are or become customary under the Company’s payroll practices. The Company shall review Executive’s Base Salary annually, and it may increase from year to year. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement.

3.2
Executive shall also be eligible to receive an Annual Cash Bonus, based on the financial goals of the business. For the first year of the Agreement, the Executive will be eligible to receive an Annual Cash Bonus ranging from 45% (threshold) to 75% (target) to 112.5% (maximum) of the Base Salary. In subsequent years, goals and bonus opportunity will be reviewed and established each year in collaboration with business needs, provided that the bonus opportunity will not be less in the aggregate than the amounts set forth in this agreement.

3.3
On December 1, 2018 Executive received a grant of 7,809 (Seven Thousand Eight Hundred Nine) restricted stock units (“RSUs”), each of which will convert into one share of Mohawk common stock on the 5th anniversary of the grant date (the “Special Award”). In addition, Executive shall be eligible to receive an annual Long-Term Incentive payment, paid in the form of RSUs based on the financial goals of the business (the “Long-Term Incentive Payment”). The RSUs that the Executive receives as the Long-Term Incentive Payment vest over a period of three (3) years, at 33% per year. For the first year of the Agreement, the dollar value of the Long-Term Incentive Payment that the Executive will be eligible to receive will range from 75% (threshold) to 120% (target) to 210% (maximum) of the Base Salary. The amount of the award at target will be based on three components; 30% Fixed, 40% Business Unit Performance and 50% 3 Year Relative Total Shareholder Return (TSR). The Long-Term Incentive Payment is granted pursuant to and subject to the terms and conditions of the Mohawk 2017 Incentive Plan or any successor plan thereto. In subsequent years, goals and incentive opportunity will be reviewed and established each year in collaboration with business needs, provided that the incentive opportunity will not be less in the aggregate than the amounts set forth in this agreement.

3.4
Notwithstanding anything in the 2017 Incentive Plan to the contrary, if the Agreement is terminated by the Company for any reason other than pursuant to Section 2.3 hereof, the Special Award will continue to vest as if this Agreement had not terminated, provided that the Executive complies with the obligations set forth in Section 8. If the Executive breaches any of its obligations under Section 8 after the termination of this Agreement, the Special Award shall be forfeited automatically without any further action on the part of the Company or Mohawk. The terms and conditions governing the Special Award are hereby amended to incorporate the foregoing special vesting conditions.

3.5
The Executive shall be entitled to participate in the retirement and welfare benefit plans, practices and programs provided by the Company to similarly-situated employees and subject to eligibility requirements and terms and conditions of each such plan; provided, however, that nothing herein shall limit the ability of the Company to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time. Without limiting the foregoing, Executive shall be entitled to 4 weeks paid vacation.

3.6.
If this Agreement is terminated by either party for any reason other than by the Company pursuant to Section 2.3, then the Company shall reimburse the Executive for any reasonable and documented expenses incurred by the Executive to relocate himself and his family from the United States to Belgium.

4    Reimbursement of business expenses

All reasonable and documented business expenses incurred by the Executive exclusively in the performance and for the purposes of his duties will be borne by the Company and reimbursed to the Executive.

5    Reserved

6    Confidentiality

6.1
The Executive acknowledges and agrees that any information disclosed to the Executive by the Company or its affiliates in relation with the present agreement and/or the Executive’ duties is confidential. The Executive also acknowledges and accepts that any such information will be treated and held in strict confidence and not used by the Executive nor revealed in any way whatsoever, either directly or indirectly, to any third parties during the course of the present agreement or after its termination.

6.2
The Executive acknowledges and agrees that any information the Executive develops under or as a result of the performance of his duties is confidential and that any such information will be held in strict confidence and not revealed in any way whatsoever, either directly or indirectly, to any third parties.

6.3	The confidentiality undertakings of articles 6.1 and 6.2 will end when the confidential information falls in the public domain, without fault of the Executive.

6.4	The Executive must not make any publicity or media releases in the framework of the Agreement, using the name of Mohawk or the Company, without its prior written consent.

7    Return of property

7.1
All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company or its affiliates and all other property of the Company or its affiliates related to the Executive’ duties (including but not limited to documents, notes, memoranda, floppy disks, computer programs, reports, software and all other information and data), which the Executive uses or prepares or comes in contact with in the course of executing this agreement remains, as between the Parties to the Agreement, the sole property of the Company or the respective affiliate.

7.2
Upon the termination of the Agreement (however caused), the Executive will immediately return to the Company all the Company’s property in his possession or under his control without keeping copies of such items or passing them (or the copies) to any third party, whatever the importance of it may be.

8    Non-competition

8.1
The Executive explicitly agrees and undertakes that he shall not, except with the prior written consent of the Company, whether directly or indirectly, whether remunerated or not, for a period of 2 (two) years following the termination of the present agreement by the Company or by himself and for whatsoever reason and in any country in which Mohawk and its affiliates conduct business:

(i)
engage himself or through a third party, be employed by, consult for, have an interest in or in any way assist any person or company directly or indirectly engaged in the business of the Company or its affiliates or any related activities;

(ii)
solicit or endeavour to entice away from or discourage from being employed by the Company any Manager or client of the Company or its affiliates, whether or not such person would commit a breach of contract by reason of leaving employment.

(iii)    canvass or solicit the custom of or deal with or provide services to any person, firm             or company who at any time was client of or dealt with the course of providing the             services, to the extent it relates to competing products.

9    Intellectual property

9.1
The Executive undertakes to inform the Company about any work, invention, discovery or improvement, patentable or protectable by any other intellectual right, including copyright or not, which it may create, design or produce, either alone or in conjunction with others, including but not limited to all documents, drawings, plants, designs and models, printed circuit boards, software programs and semi-conductor chips and related documentation, in the course of his employment or relating to, or which is likely to become connected with, any matter whatsoever constituting or which might constitute a Company’s activity, or which has been or may be investigated by the latter.

9.2
The Executive agrees that such work, inventions, discoveries or improvements belong exclusively to the Company and hereby assigns and transfers any and all right including the copyright therein to the Company. The Executive shall refrain from any act which would infringe the Company’s rights, shall execute and deliver all documents or statements necessary to implement such assignment or transfer and shall not register any patent relating to these inventions without the approval of the Company.

9.3	The Executive acknowledges that such assignment and transfer of rights are adequately compensated by the remuneration as provided in the present agreement.

10.    Severability

The nullity or the enforceability of any provision of the Agreement does not affect the validity and the enforceability of the other provisions.
11.    Prior Agreements

This Agreement contains the entire agreement of the parties and supersedes any and all prior agreements, whether oral or in writing, that possibly could have existed between the concerned parties with respect to the same subject employment matter and can only be modified by means of a written agreement between all parties.
12.    Confidentiality of the Agreement

12.1	Except as provided in Article 12.2, this Agreement is confidential and prior consent of both parties must be obtained before communicating about this Agreement or its contents.

12.2
The provisions in Article 8 must be disclosed to any entity or person with whom or which Executive is in contact regarding employment or engagement for professional services during the Restricted Period.

13.    Notification

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:    If to the Company:
On file with the Company    Mohawk Carpet, LLC
c/o General Counsel
160 South Industrial Boulevard
Calhoun, Georgia 30701
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
14.    Applicable law and jurisdiction

14.1.1	The Agreement shall be governed by and interpreted according the law of the state of Georgia, United States, without regard to its conflict of law provisions.

14.1.2
The parties agree that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the Superior Court of Whitfield County, Georgia or the United States District Court for the Northern District of Georgia, Rome Division. With respect to any such court action, Executive hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. The parties further agree that the courts listed above are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

15.    Survival

Articles 6 - 15 shall survive the termination of Executive’s employment or the termination of this Agreement.

[Signatures appear on the following page]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf.

Executive	Mohawk Carpet, LLC

/s/ Paul F. De Cock	/s/ W. Christopher Wellborn
Paul F. De Cock	W. Christopher Wellborn
Chief Operating Officer
December 29, 2018	December 20, 2018